Exhibit 10.B


THE FINOVA GROUP INC. AND LEUCADIA NATIONAL CORPORATION ANNOUNCE MUTUAL TERMINATION OF SECURITIES PURCHASE AGREEMENT

SCOTTSDALE, ARIZ. AND NEW YORK, NY, JAN. 24, 2001 -- The FINOVA Group Inc. (NYSE: FNV) and Leucadia National Corporation (NYSE and PCX: LUK) announced today that they have mutually agreed to terminate their Securities Purchase Agreement dated December 20, 2000. The termination was agreed to after it became evident that the parties would not likely conclude a restructuring agreement with FINOVA's bank lenders and public debt holders on terms deemed mutually acceptable to FINOVA and Leucadia. FINOVA intends to continue working with its creditors and anticipates presenting a revised restructuring plan in the very near future. As previously noted, it is expected that substantially all of the company's lenders will have to agree to this restructuring to avoid the possibility of reorganization under protection of the courts.

The FINOVA Group Inc., through its principal operating subsidiary, FINOVA Capital Corporation, is a financial services company focused on providing a broad range of capital solutions primarily to midsize business. FINOVA is headquartered in Scottsdale, Ariz., with business development offices throughout the U.S. and London, U.K., and Toronto, Canada. For more information, visit the company's website at www.finova.com.

Leucadia National Corporation is a holding company for its consolidated subsidiaries engaged in property and casualty insurance (through Empire Insurance Company and Allcity Insurance Company), manufacturing (through its Plastics Division), banking and lending (principally through American Investment Bank, N.A.) and mining (through MK Gold Company). Leucadia also currently has equity interests of more than 5% in the following domestic public companies; Carmike Cinemas, Inc. (6% of Class A Shares), GFSI Holdings, Inc. (6%), Jordan Industries, Inc. (10%) and PhoneTel Technologies, Inc. (7%).

This news release contains forward-looking statements such as predictions or forecasts. FINOVA and Leucadia assume no obligation to update those statements to reflect actual results, changes in assumptions or other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Those factors include FINOVA's ability to address its financing requirements in light of its existing debt obligations and market conditions; pending and potential litigation related to charges to earnings; the results of efforts to implement FINOVA's business strategy, including the ability to complete a debt restructuring; the ability to attract and retain key personnel and customers; conditions that adversely impact FINOVA's borrowers and their ability to meet their obligations to FINOVA; actual results in connection with continuing or discontinued operations; the adequacy of FINOVA's loan loss reserves and other risks detailed in FINOVA's SEC reports, including page 15 of FINOVA's 10-K for 1999.